Exhibit 10.19.3

February 27, 2015

Mr. Paul L. Foster
Western Refining
123 W. Mills Ave., Suite 200
El Paso, TX 79901

Re: Termination of Employment Agreement

Dear Paul:

This letter is written to confirm that effective as of February 27, 2015 (the “Effective Date”), you and Western Refining GP, LLC (“Western”) have mutually agreed to terminate that certain Employment Agreement (the “Agreement”), dated January 24, 2006, including any amendments, between you and Western. As of the Effective Date, neither party shall have any further rights, duties or obligations under the Agreement.

Please sign both originals of this letter where indicated below, keep one for yourself, and return the other to me.

Sincerely,

/s/Jeff A. Stevens

Jeff A. Stevens
Chief Executive Officer
Western Refining GP, LLC

AGREED TO:

By: /s/Paul L. Foster
Name: Paul L. Foster
Date: February 27, 2015